Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Profits for 1st Quarter 2015

LOS ANGELES, CA – (BUSINESS WIRE) – May 8, 2015 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $1.3 million, or $0.04 per diluted share, for the first quarter of 2015, compared to net income of $989 thousand, or $0.05 per diluted common share for the first quarter of 2014.  The improvement in profitability during the first quarter of 2015 primarily resulted from higher net interest income before recapture of loan losses, a higher grant received from the U.S. Department of the Treasury’s Community Development Financial Institutions (CDFI) Fund and lower non-interest expense, which were partially offset by lower recapture of loan losses.

Chief Executive Officer, Wayne Bradshaw commented, “I am proud to announce that loan originations increased 51% over the comparable period of last year as we continued our strategy of becoming the leader in financing affordable housing in low-to-moderate income communities throughout Southern California.  I am also pleased that, with the continued improvement in asset quality, the Bank has recorded additional recaptures of loan losses during the first quarter.  We continue to work diligently to obtain rescission of the regulatory orders that were originally issued in 2010.”

Earnings Summary

For the first quarter of 2015, net interest income before recapture of loan losses totaled $3.0 million, up $161 thousand, or 6%, from $2.8 million of net interest income before recapture of loan losses for the first quarter of 2014.  The additional net interest income primarily resulted from an increase of $43.6 million in the average balance of loans receivable and an increase of $6.3 million in the average balance of securities, primarily reflecting our strategy to grow interest-earning assets.  However, with the 67 basis point decrease in our average yield on loans primarily resulting from the payoff of loans with higher rates than loan originations, our net interest margin decreased by 3 basis points in the first quarter of 2015, which partially offset the increase in interest income resulting from the higher volume.

The Company recorded the recapture of $750 thousand of previously recognized provisions for loan losses for the first quarter of 2015, compared to a recapture of loan losses of $1.1 million for the same period a year ago.  The recapture of loan losses during the first quarter of 2015 was primarily due to a decline in net charge-offs and overall historical loss factors and improvements in our asset quality.  The recapture of loan losses during the first quarter of 2014 primarily reflected $1.1 million in loan loss recoveries from the payoff of two non-accrual loans which had been fully written off in late 2011.

Non-interest income for the first quarter of 2015 totaled $637 thousand compared to $329 thousand for the first quarter of 2014.  The increase of $308 thousand in non-interest income during the first quarter of 2015 was primarily due to a net gain on sale of loans of $134 thousand and an increase of $155 thousand in the amount of grant received from CDFI.

Non-interest expense for the first quarter of 2015 totaled $3.0 million compared to $3.2 million for the first quarter of 2014.  The decrease of $171 thousand in non-interest expense during the first quarter of 2015 was primarily due to a decrease of $154 thousand in professional services expense, a decrease of $94 thousand in FDIC insurance expense, a decrease of $63 thousand in other expense, primarily appraisal expenses, a decrease of $21 thousand in office services and supplies expense and a decrease of $18 thousand in corporate insurance expense.  Professional services expense decreased during the first quarter of 2015 as the first quarter of 2014 included $141 thousand of legal and consulting fees incurred in connection with the modification of the Debentures.  Our FDIC insurance expense decreased as the Bank’s risk category improved as a result of our most recent regulatory examination.  These decreases in non-interest expense were partially offset by an increase of $180 thousand in compensation and benefits expense, primarily reflecting increased salary and bonus expenses.

The Company’s income tax expense was $2 thousand for the first quarter of 2015 and $3 thousand for the first quarter of 2014.  The tax expense for both periods primarily reflected the statutory minimum taxes paid to the state of California, and the use of tax carryforwards to offset current taxable income in the periods presented.  As of March 31, 2015, the Company had $8.3 million of deferred tax assets, which were fully reserved.

Balance Sheet Summary

Total assets increased by $3.1 million to $354.0 million at March 31, 2015 from $350.9 million at December 31, 2014 primarily due to an increase of $7.8 million in cash and cash equivalents, which was partially offset by a decrease of $589 thousand in securities and a decrease of $3.8 million in loans receivable, including loans held for sale.  During the first quarter of 2015, we originated a total $25.2 million in multi-family loans, and marked $12.5 million as held for sale.  Loan repayments totaled $16.8 million and loan sales totaled $12.3 million.

Deposits increased to $222.1 million at March 31, 2015 from $217.9 million at December 31, 2014, primarily reflecting an increase in certificates of deposit.  FHLB advances decreased to $84.5 million at March 31, 2015 from $86.0 million at December 31, 2014, as we repaid $1.5 million with excess liquidity.

Stockholders’ equity was $38.6 million, or 10.91% of the Company’s total assets, at March 31, 2015, compared to $37.3 million, or 10.62% of the Company’s total assets, at December 31, 2014.  The Company’s book value was $1.33 per share as of March 31, 2015, compared to $1.28 per share as of December 31, 2014.

At March 31, 2015, the Bank’s Total Capital ratio was 18.47%, its Common Equity Tier 1 Capital ratio was 17.20% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 11.73% compared to Total Capital ratio of 17.69% and Leverage ratio of 11.34% at December 31, 2014.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, risks associated with the Company’s efforts to raise additional capital and extend the maturity of the Debentures and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and 10-K/A and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	March 31, 2015	December 31, 2014
Selected Financial Condition Data and Ratios:
Total assets	$354,039	$350,863
Gross loans receivable	280,185	285,108
Allowance for loan losses	(7,671)	(8,465)
Loans receivable held for sale	19,813	19,481
Cash and cash equivalents	28,549	20,790
Securities available for sale, at fair value	16,486	17,075
Deposits	222,092	217,867
FHLB advances	84,500	86,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	38,613	37,258

Book value per share	$1.33	$1.28
Equity to total assets	10.91%	10.62%

Asset Quality Ratios:
Non-performing loans to total gross loans	2.75%	3.11%
Non-performing assets to total assets	2.88%	3.12%
Allowance for loan losses to total gross loans	2.74%	2.97%
Allowance for loan losses to total delinquent loans	2,749.46%	336.98%
Allowance for loan losses to non-performing loans	99.47%	95.52%
Net charge-offs to average loans	0.06%	-1.59%

Non-Performing Assets:
Non-accrual loans	$7,712	$8,862
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	2,479	2,082
Total non-performing assets	$10,191	$10,944

	Three Months Ended March 31,
	2015	2014
Selected Operating Data and Ratios:
Interest income	$3,905	$3,796
Interest expense	946	998
Net interest income before recapture of loan losses	2,959	2,798
Recapture of loan losses	750	1,082
Net interest income after recapture of loan losses	3,709	3,880
Non-interest income	637	329
Non-interest expense	(3,046)	(3,217)
Income before income taxes	1,300	992
Income tax expense	(2)	(3)
Net income	$1,298	$989

Earnings per common share – basic and diluted	$0.04	$0.05

Loan originations	$25,216	(1) $16,744

Return on average assets	1.48%	(2) 1.20%	(2)
Return on average equity	13.79%	(2) 15.27%	(2)
Net interest margin	3.43%	(2) 3.46%	(2)

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(1) Includes loan purchases of $10.6 million.

(2) Annualized